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                                                                   EXHIBIT 23(b)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Texas Utilities Company's Registration Statement No. 33-55408 on Form S-3 and Registration Statements No. 33-46674 and 33-48880 on Form S-8 of our report dated March 11, 1994, which report includes an explanatory paragraph concerning the Company's changes in its methods of accounting for income taxes and postretirement benefits other than pensions to conform with Statements of Financial Accounting Standards No. 109 and No. 106, respectively, and for the change in its method of accounting for base rate revenue sold but not billed, appearing in this Annual Report on Form 10-K of Texas Utilities Company for the year ended December 31, 1993.


/s/ DELOITTE & TOUCHE


Dallas, Texas
March 24, 1994